Exhibit (d)(2)(i)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Series	Annual Sub-Advisory Fee

Voya Government Money Market Portfolio (formerly, Voya Money Market Portfolio)	0.113%